Exhibit 10.3
Execution Version

DEPOSIT ACCOUNT CONTROL AGREEMENT

(Access Restricted after Notice)

Servicer

This Deposit Account Control Agreement (the “Agreement”), dated as of the date specified on the page immediately before the initial signature page of this Agreement, is entered into by and among Exeter Automobile Receivables Trust 2022-4, a Delaware statutory trust (“Company”), Exeter Finance LLC, a Delaware limited liability company (“Servicer”), Citibank, N.A., as indenture trustee for the benefit of certain noteholders (in such capacity, “Secured Party”) under an indenture dated as of July 17, 2022 (the "Indenture"), and Wells Fargo Bank, National Association (“Bank”), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit accounts of Company at Bank identified at the end of this Agreement as the Collateral Accounts (each hereinafter referred to individually as a “Collateral Account” and collectively as the “Collateral Accounts”).  Each account designated as a Collateral Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the Collateral Account by an arrangement in which deposits made through subaccounts are posted only to the Collateral Account.

1.
Secured Party’s Interest in Collateral Accounts.  Secured Party represents that it is either (i) a lender who has extended credit to Company and has been granted a security interest in the Collateral Accounts or (ii) a trustee for a lender or noteholders and has been granted a security interest in the Collateral Accounts.  Company hereby confirms the security interest granted by Company to Secured Party in all of Company’s right, title and interest in and to the Collateral Accounts and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Accounts (the “Collateral Account Funds”).  In furtherance of the intentions of the parties hereto, this Agreement constitutes written notice by Secured Party to Bank of Secured Party's security interest in the Collateral Accounts.

2.
Secured Party Control. Bank, Secured Party, Company, and Servicer each agree that Bank will comply with instructions given to Bank by Secured Party directing disposition of funds in the Collateral Accounts (“Disposition Instructions”) without further consent by Company or Servicer.  Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Collateral Accounts originated by such third party.

3.
Company Access to Collateral Accounts.  Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, Secured Party agrees that Company and Servicer will be allowed access to the Collateral Accounts and Collateral Account Funds until Bank receives, and has had a reasonable opportunity to act on, written notice from Secured Party directing that Company and Servicer no longer have access to any Collateral Accounts or Collateral Account Funds (an “Access Termination Notice”).  Company and Servicer irrevocably authorize Bank to comply with any Access Termination Notice and/or Disposition Instructions even if Company or Servicer objects to them in any way, and agrees that Bank may pay any and all Collateral

Account Funds to Secured Party in response to any Disposition Instructions.  Company and Servicer further agree that after Bank receives an Access Termination Notice, neither Company nor Servicer will have access to any Collateral Accounts or Collateral Account Funds.

4.
Transfers in Response to Disposition Instructions.  Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, unless Bank separately agrees in writing to the contrary, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by automatic standing wire.  Bank agrees that on each Business Day after it receives and has had a reasonable opportunity to act on an Access Termination Notice and corresponding Disposition Instructions it will transfer to the account specified at the end of this Agreement as the Destination Account or, if no account is specified, to such account as Secured Party specifies in the Access Termination Notice (in either case, the “Destination Account”) the full amount of the collected and available balance in the Collateral Accounts at the beginning of such Business Day.  Any disposition of funds which Bank makes in response to Disposition Instructions is subject to Bank’s standard policies, procedures and documentation governing the type of disposition made; provided, however, that in no circumstances will any such disposition require Company’s or Servicer’s consent.  To the extent any Collateral Account is a certificate of deposit or time deposit, Bank will be entitled to deduct any applicable early withdrawal penalty prior to disbursing funds from such account in response to Disposition Instructions.  To the extent Secured Party requests that funds be transferred from any Collateral Account in a currency different from the currency denomination of the Collateral Account, the funds transfer will be made after currency conversion at Bank’s then current buying rate for exchange applicable to the new currency.

Company confirms to Secured Party and to Bank, that Company has engaged Servicer as its agent for purposes of acting for Company in accordance with the terms of this Agreement.  Company  and Servicer represent and warrant to the Bank that, pursuant to the terms and provisions of agreements between the Company and Servicer, Servicer is the agent for Company, and that as such agent, Servicer is duly authorized to exercise all of the rights of Company under this Agreement until such time as Bank shall have received notice from Company delivered in accordance with Section 18 that Servicer no longer has authority to act on Company’s behalf under this Agreement and Bank shall have had a reasonable opportunity to act upon such notice.  Notwithstanding the provisions of the preceding sentence, prior to receipt by Bank of an Access Termination Notice and Bank having had a reasonable opportunity to act on such Access Termination Notice, Bank shall be entitled to honor and follow any instruction that Bank shall receive directly from Company in connection with this Agreement rather than through Servicer or if such instruction by Servicer shall be contrary to or different from any instruction that Bank shall receive from Company. The liability of Company and Servicer under this Agreement shall be joint and several.

5.
Lockboxes.  To the extent items deposited to a Collateral Account have been received in one or more post office lockboxes maintained for Company by Bank (each a “Lockbox”) and processed by Bank for deposit, Company acknowledges that Company has granted Secured Party a security interest in all such items (the “Remittances”).  Company and Servicer agree that after Bank receives an Access Termination Notice, neither Company nor Servicer will have any further right or ability to instruct Bank regarding the receipt, processing or deposit of Remittances, and that Secured Party alone will have the right and ability to so instruct Bank.  Company, Servicer and Secured Party acknowledge and agree that Bank’s operation of each Lockbox, and the receipt, retrieval, processing and deposit of Remittances, will at all times be governed by Bank’s Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank’s applicable standard lockbox Service Description.

6.
Balance Reports and Bank Statements.  Bank agrees, at the request of Secured Party on any day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday (each a “Business Day”), to make available to Secured Party a report (“Balance Report”) showing the opening available balance in the Collateral Accounts as of the beginning of such Business Day, by a transmission method determined by Bank, in Bank’s sole discretion.  Company and Servicer expressly consent to this transmission of information.  After Bank receives an Access Termination Notice, Bank will, on receiving a written request from Secured Party, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all periodic statements on the Collateral Accounts which are subsequently sent to Company.

7.
Returned Items.  Secured Party, Company and Servicer understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Collateral Account to which the Returned Item was originally credited, without prior notice to Secured Party, Company or Servicer.  As used in this Agreement, the term “Returned Item” means (i) any item deposited to a Collateral Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229), as in effect from time to time; (iii) any automated clearing house (“ACH”) entry credited to a Collateral Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or adjustment; (iv) any credit to a Collateral Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Collateral Account made in error.  Company and Servicer agree to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Returned Item Amounts on the day Bank attempts to debit them from the Collateral Account.  After Bank receives an Access Termination Notice, Secured Party agrees to pay all Returned Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company or Servicer within five (5) calendar days after demand on Company and Servicer by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items under this Agreement.

8.
Settlement Items.  Secured Party, Company and Servicer understand and agree that the face amount (“Settlement Item Amount”) of each Settlement Item will be paid by Bank debiting the applicable Collateral Account, without prior notice to Secured Party, Company or Servicer.  As used in this Agreement, the term “Settlement Item” means (i) each check or other payment order drawn on or payable against any controlled disbursement account or other deposit account at any time linked to any Collateral Account by a zero balance account connection or other automated funding mechanism (each a “Linked Account”), which Bank cashes or exchanges for a cashier’s check or official check in the ordinary course of business prior to receiving an Access Termination Notice and having had a reasonable opportunity to act on it, and which is presented for settlement against the Collateral Account (after having been presented against the Linked Account) after Bank receives the Access Termination Notice, (ii) each check or other payment order drawn on or payable against a Collateral Account, which, on the Business Day Bank receives an Access Termination Notice, Bank cashes or exchanges for a cashier’s check or official check in the ordinary course of business after Bank’s cutoff time for posting, (iii) each ACH credit entry initiated by Bank, as originating depository financial institution, on behalf of Company, as originator, prior to Bank having received an Access

Termination Notice and having had a reasonable opportunity to act on it, which ACH credit entry settles after Bank receives an Access Termination Notice, and (iv) any other payment order drawn on or payable against a Collateral Account or any Linked Account, which Bank has paid or funded prior to receiving an Access Termination Notice and having had a reasonable opportunity to act on it, and which is first presented for settlement against the Collateral Account in the ordinary course of business after Bank receives the Access Termination Notice and has transferred Collateral Account Funds to Secured Party under this Agreement.  Company and Servicer agree to pay all Settlement Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Settlement Item Amounts on the day they are to be debited from the Collateral Account.  Secured Party agrees to pay all Settlement Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Settlement Item Amounts are not paid in full by Company or Servicer within five (5) calendar days after demand on Company and Servicer by Bank, and (ii) Secured Party has received Collateral Account Funds under this Agreement.

9.
Bank Fees.  Company and Servicer agree to pay all Bank’s fees and charges for the maintenance and administration of the Collateral Accounts and for the treasury management and other account services provided with respect to the Collateral Accounts and any Lockboxes (collectively “Bank Fees”), including, but not limited to, the fees for (a) Balance Reports provided on the Collateral Accounts, (b) funds transfer services received with respect to the Collateral Accounts, (c) lockbox processing services, (d) Returned Items, (e) funds advanced to cover overdrafts in the Collateral Accounts (but without Bank being in any way obligated to make any such advances), and (f) duplicate bank statements.  The Bank Fees will be paid by Bank debiting Servicer's deposit account No. 4122039233 with Bank (the "Servicing Account") on the Business Day that the Bank Fees are due, without notice to Secured Party, Company or Servicer.  To the extent there are not sufficient funds in the Servicing Account to pay in full all Bank Fees, the Bank Fees will be paid by Bank debiting one or more of the Collateral Accounts on the Business Day that the Bank Fees are due, without notice to Secured Party, Company or Servicer.  If there are not sufficient funds in the Servicing Account or the Collateral Accounts to cover fully the Bank Fees on the Business Day Bank attempts to debit them from the Servicing Account or the Collateral Accounts, such shortfall or the amount of such Bank Fees will be paid by Company or Servicer to Bank, without setoff or counterclaim, within five (5) calendar days after demand from Bank.  Secured Party agrees to pay any Bank Fees within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent such Bank Fees are not paid in full by Company or Servicer within five (5) calendar days after demand on Company and Servicer by Bank.

10.
Account Documentation.  Except as specifically provided in this Agreement, Secured Party, Company and Servicer agree that the Collateral Accounts will be subject to, and Bank’s operation of the Collateral Accounts will be in accordance with, the terms of Bank’s applicable deposit account agreement governing the Collateral Accounts (“Account Agreement”). All documentation referenced in this Agreement as governing any Collateral Account or the processing of any Remittances is hereinafter collectively referred to as the “Account Documentation”.

11.
Partial Subordination of Bank’s Rights.  Bank hereby subordinates to the security interest of Secured Party in the Collateral Accounts (i) any security interest which Bank may have or acquire in the Collateral Accounts, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Collateral Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Collateral Accounts permitted under this Agreement for the payment of Returned Item Amounts, Settlement Item Amounts or Bank Fees.

12.
Bankruptcy Notice; Effect of Filing.  If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company or Servicer, Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency.  With respect to any obligation of Secured Party hereunder which requires prior demand on Company or Servicer, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company or Servicer will automatically eliminate the necessity of such demand on Company or Servicer by Bank, and will immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made on Company or Servicer and the time for Company’s or Servicer’s performance had expired.

13.
Legal Process, Legal Notices and Court Orders.  Bank will comply with any legal process, legal notice or court order it receives in relation to a Collateral Account if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

14.
Indemnification.  Company and Servicer will indemnify, defend and hold harmless Bank, its officers, directors, employees, and agents (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses and Liabilities”) Bank may suffer or incur as a result of or in connection with (a) Bank complying with any binding legal process, legal notice or court order referred to in the immediately preceding section of this Agreement, (b) Bank following any instruction or request of Secured Party, including but not limited to any Access Termination Notice or Disposition Instructions, or (c) Bank complying with its obligations under this Agreement, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.  To the extent such obligations of indemnity are not satisfied by Company or Servicer within five (5) days after demand on Company and Servicer by Bank, Secured Party will indemnify, defend and hold harmless Bank and the other Indemnified Parties against any and all Losses and Liabilities Bank may suffer or incur as a result of or in connection with Bank following any instruction or request of Secured Party, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.

15.
Bank’s Responsibility.  This Agreement does not create any obligations of Bank, and Bank makes no express or implied representations or warranties with respect to its obligations under this Agreement, except for those expressly set forth herein. In particular, Bank need not investigate whether Secured Party is entitled under Secured Party’s agreements with Company or Servicer to give an Access Termination Notice or Disposition Instructions.  Bank may rely on any and all notices and communications it believes are given by the appropriate party.  Bank will not be liable to Company, Servicer, Secured Party or any other party for any Losses and Liabilities caused by (i) circumstances beyond Bank’s reasonable control (including, without limitation, computer malfunctions, interruptions of communication facilities, labor difficulties, acts of God, wars, or terrorist attacks) or (ii) any other circumstances, except to the extent that such Losses and Liabilities are directly caused by Bank’s gross negligence or willful misconduct.  In no event will Bank be liable for any indirect, special, consequential or punitive damages, whether or not the likelihood of such damages was known to Bank, and regardless of the form of the claim or action, or the legal theory on which it is based.  Any action against Bank by Company, Servicer or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

16.	Termination. This Agreement may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement may be terminated immediately upon written notice (i) from Bank to Company, Servicer and Secured Party should Company, Servicer or Secured Party fail to make any payment when due to Bank from Company, Servicer or Secured Party under the terms of this Agreement, or (ii) from Secured Party to Bank on termination or release of Secured Party’s security interest in the Collateral Accounts; provided that any notice from Secured Party under clause (ii) of this sentence must contain Secured Party’s acknowledgement of the termination or release of its security interest in the Collateral Accounts.  Neither Company nor Servicer may terminate this Agreement without the prior written consent of Secured Party and Bank.  Company’s, Servicer’s and Secured Party’s respective obligations to report errors in funds transfers and bank statements and to pay Returned Item Amounts, Settlement Item Amounts, and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company, Servicer and Secured Party under this Agreement will continue after the termination of this Agreement with respect to all the circumstances to which they are applicable, existing or occurring before such termination, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination will also survive such termination.  Upon any termination of this Agreement which occurs after Bank has received an Access Termination Notice and has had a reasonable opportunity to act on it, (i) Bank will transfer all collected and available balances in the Collateral Accounts on the date of such termination in accordance with Secured Party’s written instructions, and (ii) Bank will close any Lockbox and forward any mail received at the Lockbox unopened to such address as is communicated to Bank by Secured Party under the notice provisions of this Agreement for a period of three (3) months after the effective termination date, unless otherwise arranged between Secured Party and Bank, provided that Bank’s fees with respect to such disposition must be prepaid directly to Bank at the time of termination by cashier’s check payable to Bank or other payment method acceptable to Bank in its sole discretion.

17.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

18.
Notices.  All notices from one party to another must be in writing, must be delivered to Company, Servicer, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party communicated to the other parties in writing, and will be effective on receipt.  Any notice sent by a party to this Agreement to another party must also be sent to all other parties to this Agreement.  Bank is authorized by Company. Servicer and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

19.
Successors and Assigns.  Neither Company, Servicer nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, Secured Party transfers substantially all of its rights and duties under the financing or other arrangements between Secured Party, Servicer and Company, or (ii) if Secured Party is acting as a representative in whose favor a security interest is created or provided for, a transferee that is a successor representative; provided that as between Bank and Secured Party, Secured Party will not be released from its obligations under this Agreement unless and until Bank receives any such transferee’s binding written agreement to assume all of Secured Party’s obligations hereunder.  Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

20.
Governing Law. This Agreement will be governed by and be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.  The State of New York will also be deemed to be Bank’s jurisdiction, for purposes of Article 9 of the Uniform Commercial Code as it applies to this Agreement.

21.
Severability.  To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability, and will be deemed modified and applied in a manner consistent with such law or regulation.  Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction will not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

22.
Counterparts.  This Agreement and any notices delivered under this Agreement, including, without limitation, an Access Termination Notice, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Bank reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to Bank under this Agreement, including, without limitation, an Access Termination Notice.  This Agreement and any notices delivered under this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  Delivery of an executed counterpart of a signature page of this Agreement and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of the Agreement or notice.

23.
Entire Agreement.  This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, Bank and Servicer, and Bank and Secured Party, with respect to (a) the interest of Secured Party in the Collateral Accounts and Collateral Account Funds, and (b) Bank’s obligations to Secured Party in connection with the Collateral Accounts and Collateral Account Funds.

24.
Limitation of Liability of Wilmington Trust Company.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company not individually or personally but solely as trustee of Company, in the exercise of the powers and authority conferred and vested in it under the Amended and Restated Trust Agreement of Exeter Automobile Receivables Trust 2022-4 dated as of July 17, 2022, between

EFCAR, LLC, as seller, and Wilmington Trust Company, as owner trustee, (b) each of the representations, undertakings and agreements herein made on the part of Company is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only Company, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (d) Wilmington Trust Company has made no investigation as to the accuracy or completeness of any representations or warranties made by Company in this Agreement, and (e) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of Company or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Company under this Agreement or any other related documents.

25.
Liability of Citibank, N.A.  Notwithstanding anything herein or otherwise to the contrary, any amounts that may be due from Citibank, N.A. ("Citibank") to Bank hereunder are payable only from proceeds held by, or otherwise from the funds available to Citibank in its capacity as Indenture Trustee pursuant to the Indenture, and not from the individual or company assets of Citibank.

This Agreement has been signed by the duly authorized officers or representatives of Company, Servicer, Secured Party and Bank on the date specified below.

Date: August 10, 2022
Collateral Account Numbers:	4943426338
Destination Account Number:	13340400
Bank of Destination Account: Account name: Reference Data: Frequency (Daily or Weekly): Balance (Intraday or Start of Day):	Citibank, N.A., ABA 021-000-089 Exeter 2022-4 Collection Account Acct# 13340400 Exeter 2022-4 Collection Account, Attn: Marta Yackel-973.461.7167 Daily Start of Day

[SIGNATURE PAGES FOLLOW]

EXETER AUTOMOBILE RECEIVABLES TRUST 2022-4 By: Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee	CITIBANK, N.A., as Indenture Trustee, as Secured Party
By: /s/ Beverly D. Capers	By: /s/ Dragana Boskovic
Name: Beverly D. Capers	Name: Dragana Boskovic
Title: Vice President	Title: Senior Trust Officer

Address for Notices:	Address for Notices:

Exeter Automobile Receivables Trust 2022-4	Citi Agency & Trust
2101 W. John Carpenter Freeway	17400 Brookhurst Street, Suite 207
Irving, Texas 75063	Fountain Valley, California 92708
Attn: Brett Bradley	Attn: Citibank Agency & Trust, EART 2022-4
Fax: 214.572.6798	Fax: None

[SIGNATURE PAGES CONTINUE]

WELLS FARGO BANK, NATIONAL ASSOCIATION	EXETER FINANCE LLC, as Servicer

By: /s/ Timothy P. Olson	By: /s/ Ben Miller
Name: Timothy P. Olson	Name: Ben Miller
Title: Relationship Manager	Title: Executive Vice President and Treasurer

Address for Notices:	Address for Notices:

Wells Fargo Bank, National Association	Exeter Finance LLC
Mail Address Code: D1129-072	2101 W. John Carpenter Freeway
301 South Tryon Street, 7th Floor	Irving, Texas 75063
Charlotte, North Carolina 28282-1915	Attn: Brett Bradley
Attn: DACA Team	Fax: 214.572.6798
Fax: 844.879.6857

with copy to:

Wells Fargo Bank, National Association
Mail Address Code: N9305-06H
90 S 7th Street, 6th Floor
Minneapolis, Minnesota 55402
Attn: Timothy P. Olson
Fax: None